Exhibit 99.1

FOR IMMEDIATE RELEASE

Terayon CP 7600G Among Top Honorees
In Cable Technology Awards Program

Industry Experts Also Recognize DM 6400 Network CherryPicker

Santa Clara, California – June 2, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that its new CP 7600G Internet Protocol (IP)-enabled, digital-to-analog multichannel integrated edge decoder (MID) was among the top recipients in the Broadband Gear Report Diamond Technology Awards.

     The Terayon CP 7600G – which enables cable operators to leverage end-to-end digital and IP networks to efficiently and cost-effectively deliver high quality digital and analog video services to their subscribers – earned Four Diamonds from Broadband Gear Report’s panel of industry experts. In addition, the Terayon DM 6400 CherryPicker® digital video processing platform received three diamonds from the Diamond Technology Awards panel. Only six entries achieved four diamonds or above; no product received the maximum rating of five diamonds.

     “Managing and capitalizing on the migration to all-digital networks is one of the most important issues facing the cable industry today,” Jerry Chase, CEO of Terayon. “We believe the clear recognition of the value of our products by Broadband Gear Report’s panel of experts from the MSO community underscores the role Terayon plays in helping operators quickly, efficiently and cost-effectively accelerate that evolution.”

     “This is an extremely solid score,” said Tim Hermes, publisher of Broadband Gear Report, “Our Review Panel pulled no punches with their evaluations, and the CP 7600G and DM 6400 CherryPicker products have certainly captured the respect of these industry leaders.”

     “Inaugural Awards programs will always have very high standards,” said Laura Hamilton, editor of Broadband Gear Report and a 15-year cable industry technical journalist.

“These products not only ‘made the grade,’ but received high marks.”

About the CP 7600G

     The Terayon CP 7600G is a digital-to-analog multichannel integrated edge decoder (MID) that enables cable operators to accelerate their transition to all-digital networks by eliminating the need for operators to transmit duplicate programming line-ups to their analog and digital video subscribers. The CP 7600G decodes the digital signal at the network edge into a high-quality analog signal for transmission to analog subscribers on the network, which enables operators continue serving their analog subscribers as they migrate their networks to all-digital operation. This approach can reduce operators’ costs and free capacity to offer more advanced services, such as HDTV, Video on Demand (VOD) and high-speed Internet access.

About the Terayon DM 6400 Network CherryPicker

     The DM 6400 is the flagship model in the Terayon Network CherryPicker line of digital video networking platforms, which enable telecom carriers, cable operators and satellite providers to deliver a wide range of digital programming services and applications. The DM 6400 utilizes advanced proprietary ASIC (Application Specific Integrated Circuit) chips designed for the unique computational requirements of MPEG compressed digital video, combined with powerful digital video processing software, to deliver superior picture quality for both standard definition (SD) and high definition (HD) digital video services. Terayon continues to develop the CherryPicker line with the addition of new functionality and support for new standards, including MPEG-4 AVC and VC-1.

About Broadband Gear Report

     Broadband Gear Report is a Hermes Media & Research publication. BGR is a bi-weekly product alert service written with the goal of helping the broadband engineering manager learn about the hardware, software, and services available to help them improve the performance and profitability of their local, regional or nationwide systems. Launched in June 2004, BGR has grown to over 6,000 active subscribers internationally, with over 40 supporting vendors. You can see and learn more by visiting www.broadbandgear.net.

About Hermes Media & Research

     Tim Hermes is an 11-year cable industry publishing veteran. As Publisher of

Communications Technology magazine from 1998 - 2004, he launched over a dozen publications, awards and events in the broadband communications sector, including: The Broadband Leaders Retreat, CT’s PIPELINE, CT’s Readers Choice Awards, CT’s Operator of the Year, CT’s WebEvents, and created a custom internal newsletter for a leading MSO.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

# # #

Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s CP 7600G and DM 6400 products, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004, and the 10-Q for the quarter ended March 31, 2005.

Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the United States and other countries. All other trademarks are the property of their respective owners.